Exhibit (e)(1)(ii)

Schedule A

PREMIER MULTI-SERIES VIT

Revised as of March 23, 2015

Separate Investment Portfolios

Portfolio Name

NFJ Dividend Value Portfolio

RCM Dynamic Multi-Asset Plus VIT Portfolio

Schedule A to Distribution Contract

IN WITNESS WHEREOF, PREMIER MULTI-SERIES VIT and ALLIANZ GLOBAL INVESTORS DISTRIBUTORS LLC have each caused this Schedule A to the Distribution Contract to be signed in its behalf by its duly authorized representative, as of the date first above written.

PREMIER MULTI-SERIES VIT

By:	/s/ Julian Sluyters
Name:	Julian Sluyters
Title:	President and Chief Executive Officer

ALLIANZ GLOBAL INVESTORS DISTRIBUTORS LLC

By:	/s/ John Carroll
Name:	John Carroll
Title:	Chief Executive Officer

Schedule A to Distribution Contract – Signature Page